EXHIBIT 99.1

MetroCorp Announces the Appointment of Frank Li to Its Board of Directors

HOUSTON, April 1, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) announced today that Frank Li was appointed as a Class III director to fill a vacancy existing on the Company's board of directors, effective April 24, 2009. In connection with the appointment, the Company's board of directors determined that Mr. Li is an independent director as defined in the listing standards of NASDAQ Global Market.

George M. Lee, Executive Vice Chairman and Chief Executive Officer, stated, "We are pleased and honored to have Dr. Frank Li join us on the Company's board as an independent director. Frank is a co-founder of Spectrum Prime Solutions, L.P., a strategic consulting firm specializing in risk management, analytic modeling, portfolio optimization and their applications in the financial and energy industries." Lee continued, "Frank received his PhD in statistics and decision sciences from Duke University; has held senior positions at Advanta Financial Inc. and Deutsche Bank where he pioneered and succeeded in the development of time deformation modeling to analyze market volatility and optimization of asset allocation for investment. In addition, he is an accomplished author in the risk/analytical modeling subjects and has been frequently invited to present at academia/industrial conferences in the U.S. as well as in China. As risk management will continue to be one of the Company's primary focuses, we believe that Frank represents additional leadership and will be a valuable addition to our board."

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas and one loan production office in San Francisco, California. As of December 31, 2008, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at http://www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (9) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares Inc.
          George M. Lee, Executive Vice Chairman, President
           and Chief Executive Officer
          (713) 776-3876